Exhibit 99.1

Estimated Preliminary Results for the Social Gaming Business Segment for the Three Months Ended March 31, 2019

Included below are certain estimated preliminary unaudited financial and other data for the social gaming business segment of Scientific Games Corporation (the “Company”) for the three months ended March 31, 2019 and the corresponding period of the prior fiscal year. Ranges, rather than specific amounts, have been provided for the three months ended March 31, 2019 because these results are preliminary and subject to change, and there is a possibility that the actual results of the Company’s social gaming business may differ materially from these preliminary estimates. These ranges are based on the information currently available to the Company. These estimated preliminary results for the three months ended March 31, 2019 are derived from the preliminary internal financial records of the Company and are subject to revisions based on procedures and controls associated with the completion of the Company’s interim financial reporting, including all the customary reviews and approvals, and completion by its independent registered public accounting firm of its review of such financial statements for the quarter ended March 31, 2019. These estimated preliminary results should not be viewed as a substitute for interim financial statements prepared in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm has not conducted a review of, and does not express an opinion or any other form of assurance with respect to, these estimated preliminary results. While the Company is currently unaware of any items that would require it to make adjustments to the preliminary estimates set forth below, it is possible that it or its independent registered public accounting firm may identify such items as it completes its unaudited financial statements and that actual results may differ materially from these preliminary estimates. Accordingly, undue reliance should not be placed on these preliminary estimates. These preliminary estimates are not necessarily indicative of any future period.

	Three Months Ended March 31,
(unaudited; $ in millions)	2019 (Low)	2019 (High)	2018
Financial Data:
Revenue	$117	$119	$97.5
Operating expenses	$97	$99	$99.3
Net income (loss)(1)	$13	$15	$(1.1)
Other Data:
AEBITDA(1)(2)	$24	$26	$22.7

(1)                                 The three months ended March 31, 2019 and March 31, 2018 include approximately $7 million and $6.3 million, respectively, in intellectual property royalties charged to the Company’s social gaming business by the Company for use of the Company’s intellectual property.

(2)                                 Adjusted EBITDA, or AEBITDA, as used herein, is the Company’s principal measure of profit or loss for its reportable segments as disclosed in Note 2 to the financial statements included in its annual report on Form 10-K for the fiscal year ended December 31, 2018 as filed with the Securities and Exchange Commission on February 28, 2019. As supplemental information, the Company has reconciled AEBITDA to net income (loss) as set forth in the below table. The Company defines AEBITDA to include net income (loss) before: (1) interest; (2) income taxes; (3) depreciation and amortization expense; (4) contingent acquisition consideration; (5) restructuring and other, which includes charges or expenses attributable to: (a) employee severance; (b) management changes; (c) restructuring and integration; (d) M&A and other, which includes: (i) M&A transaction costs; (ii) purchase accounting adjustments; (iii) unusual items (including certain legal settlements) and (iv) other non-cash items; and (e) cost-savings initiatives; (6) stock-based compensation expense; (7) loss (gain) on debt financing transactions; and (8) other non-operating expenses (income) including foreign currency (gains) and losses.

The estimated increase in revenue for the three months ended March 31, 2019 is primarily due to an increase in mobile revenue, which represented substantially all of the revenue increase. Web platform revenue decreased due to a decline in player levels as a result of player preferences causing a continued migration to mobile platforms.

The estimated decrease in operating expenses for the three months ended March 31, 2019 is primarily due to lower contingent consideration remeasurement charges recorded in 2019, partially offset by higher cost of revenue correlated with the revenue growth, coupled with higher marketing and player acquisition costs to support ongoing growth initiatives.

The estimated increase in net income for the three months ended March 31, 2019 is primarily due to the estimated increase in revenue described above, and the $18 million decrease in contingent acquisition consideration reflected in restructuring and other expenses included in operating expenses, as described above.

The estimated increase in AEBITDA for the three months ended March 31, 2019 is primarily due to continued growth in revenue (as described above) and improved operating leverage, partially offset by higher marketing and player acquisition costs to support ongoing growth initiatives.

The following table reconciles net income (loss) to AEBITDA:

	Three Months Ended March 31,
(unaudited; $ in millions)	2019 (Low)	2019 (High)	2018
Net income (loss)	$13	$15	$(1.1)
Income tax expense (benefit)	5	5	(0.6)
Depreciation and amortization	2	2	5.8
Stock-based compensation	3	3	0.6
Other(1)	1	1	18.0
AEBITDA	$24	$26	$22.7

(1)                                 Includes (1) contingent acquisition consideration; (2) restructuring and other, which includes charges or expenses attributable to: (a) employee severance; (b) management changes; (c) restructuring and integration; (d) M&A and other, which includes: (i) M&A transaction costs; (ii) purchase accounting adjustments; (iii) unusual items (including certain legal settlements) and (iv) other non-cash items; and (e) cost-savings initiatives; (3) other non-operating expenses (income) including foreign currency (gains) and losses..